Exhibit 99.1

Press Release #201907	FOR IMMEDIATE RELEASE	May 8, 2019

Enertopia Provides Solution Testing Progress Report Update 3

Kelowna, BC-Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following lithium project and synthetic solution testing update.

Since March 2019, Enertopia has been running tests to recover lithium in the most cost-effective Capex manner from synthetic brine solutions produced by leaching samples from the December 2018 drilling program from our Clayton Valley, Nevada project.

The Company has been and continues to run the following series of tests, grain sizing and lithium grades per grain sizing, pre-strip reagent testing on impurity levels in the Upper Oxide and Reduced drilled horizons.

The Company is still waiting for the assay results on the grain sizing. Early reagent results thus far have been very encouraging. These tests have been run at room temperature and normal atmospheric pressure. Early findings have resulted in significant drops in contaminants before running Ion resin column leach tests. For example, Boron levels have been dropped to below the detection limit of 5 ppm from starting solution values of 49 ppm in the upper oxide horizon, 27 ppm in the reduced horizon. Calcium values have been dropped to a low of 16 ppm from 740 ppm in the oxide horizon.  Potassium values have been dropped to 46 ppm in the upper oxide and to 64 ppm in the reduced zone from 1,800 ppm levels. Sodium values of 500 ppm and 600 ppm in the upper oxide and reduced horizons were dropped to 300 ppm and 434 ppm respectively.

To put this into perspective when using ion resin exchange values below 500 ppm are considered the threshold for Potassium and Sodium removal on a cost-effective basis. We believe our next series of solution testing will further lower the contaminate levels even further.

CEO Robert McAllister was recently at the CIM (Canadian Institute of Mining and Metallurgy) Conference in Montreal. While there he met with the company's resin provider to go over the updated testing results and steps for the next series of solution tests to be followed by the column leach resin tests. The lithium concentration tests will follow the completion of the Ion resin tests. While attending the conference timelines for mining equipment procurement were discussed along with capital requirements for other equipment with various vendors.

It is too early in the Company's development to specify an exact timeline or particular production equipment, but we have, at this point, every indication that our goal is achievable at a much lower capital cost than the industry has recently been accustomed to dealing with.

Our pre-pH adjustments have demonstrated positive outcomes as contaminant minerals are greatly reduced allowing for a cleaner synthetic lithium brine to be processed using off the shelf technologies and variants developed by Entertopia.

The company's technical advisors believe the positive testing to date may warrant patent protection and thus the Company is keeping all internal data strictly confidential at this time. The Company has signed several NDA's with industry partners as it works to reach its goal of a low capex solution to battery grade lithium production.

"Our ongoing solution testing of the drilled lithium horizons continues to provide great insights and novel ways to strive for a low-cost mining and processing solution to unlock the potential value of the Lithium enriched claystones." Stated CEO Robert McAllister

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using modern technology to build shareholder value.  Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia and that Enertopia will file for patent protection. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release